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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) 04/23/2001

                             Heritage Commerce Corp
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             (Exact name of registrant as specified in its charter)

                 CA                                00-23877                           77-0469558
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
  (State of other jurisdiction of              (Commission File                     (IRS Employer
           incorporation)                          Number)                       Identification No.)

150 Almaden Blvd., San Jose, CA                                                                      95113
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(Address of principal executive offices)                                                          (Zip Code)

Registrant's telephone number, including area code                (408) 947-6900

                                      None
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         (Former name or former address, if changed since last report.)

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Item 5.  Other Events.

HERITAGE COMMERCE CORP REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF 2001

     HERITAGE COMMERCE CORP (the "Company") (Nasdaq: HTBK) today reported operating results for the first quarter of 2001. Consolidated net income, net of tax, was $2,181,000, or $0.19 per diluted share, up 44% from $1,517,000, or
$0.14 per diluted share, for the first quarter of 2000. Annualized return on average assets and return on average equity for the quarter ended March 31, 2001 were 1.03% and 13.06%, respectively, compared with returns of 0.90% and 10.72%, respectively, for the same period in 2000.

     For the first quarter of 2001, as compared with the same period in 2000, net interest income increased from $9,118,000 to $11,080,000, an increase of $1,962,000, or 22%. The increase is attributable to an increase in earning assets, primarily loans, partially offset by a decline in rates earned. The Company's net interest margin was 5.68% for the first quarter ended March 31, 2001, compared with 5.82% for the first quarter ended March 31, 2000.

     Noninterest income was $1,221,000 for the first quarter ended March 31, 2001, compared with $736,000 for the same period in the previous year. The increase was primarily due to the increases in gains on sale of securities and SBA loans recognized in the first quarter of 2001 over the same period in 2000.

     Noninterest expense for the quarter ended March 31, 2001 increased by $1,477,000, or 22%, as compared to the same period in the previous year. The increase was due to the significant growth of the Company.

     At   March 31, 2001, the Company's total assets were $882,784,000, an increase of $147,454,000, or 20%, from $735,330,000 at March 31, 2000, and an increase of $36,560,000, or 4%, from $846,224,000 at December 31, 2000. Total deposits were $790,208,000 at March 31, 2001, up 19% from $664,612,000 at March
31, 2000, total deposits were $738,186,000 at December 31, 2000.

     Total loans were $575,769,000 at March 31, 2001, up 30% from $443,407,000 at March 31, 2000, and have decreased from total loans of $610,781,000 at December 31, 2000. The Company's allowance for loan losses was $10,240,000, or 1.78% of total loans, as of March 31, 2001, as compared to $7,204,000, or 1.62% of total loans, at March 31, 2000 and $9,651,000, or 1.58% of total loans, as of December 31, 2000. The Company had $1,693,000 nonperforming assets (NPA's) as of March 31, 2001, as compared to $1,336,000 as of March 31, 2000. The Company had no NPA's as of December 31, 2000.


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     Shareholders' equity as of March 31, 2001 was $69,042,000, compared with
$57,912,000 as of March 31, 2000. Book value per share was $6.23 as of March 31, 2001, compared to $5.58 as of March 31, 2000. The Company's leverage capital ratio was 9.51% at March 31, 2001, compared to 9.67% at March 31, 2000. The subsidiary banks' capital ratios continue to be above the well-capitalized guidelines established by the bank regulatory agencies.

     Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of four independent community banks: Heritage Bank of Commerce, headquartered in San Jose with SBA Loan Production Offices in San Jose, Fresno, Pittsburg, Santa Cruz, Elk Grove and Watsonville; Heritage Bank East Bay, headquartered in the city of Fremont with an office in Danville; Heritage Bank South Valley in Morgan Hill with a branch office opening in Gilroy in June, 2001; and Bank of Los Altos, with two branches in Los Altos and an office in Mountain View.

     The Company's common stock is listed on the Nasdaq National Market under the symbol "HTBK."

     Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Reports on Form 10-Q filed by the Company in fiscal 2001.

     For further information about the Company's financial performance, contact Brad L. Smith, Chief Executive Officer, at (408) 947-6900 or visit the Company's web site at www.HeritageCommerceCorp.com.

FORWARD LOOKING STATEMENT DISCLAIMER
This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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                                   Signatures

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 23, 2001           Heritage Commerce Corp


                                By: /s/ Lawrence D. McGovern
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                                Lawrence D. McGovern
                                Chief Financial Officer/Executive Vice President